Exhibit 10.9

June 27, 2017

Mr. Ajay Kataria

Dear Ajay:

On behalf of Utz Quality Foods, I am pleased to offer you the position of Senior Vice President of Finance, reporting to Jay Thompson, Executive Vice President & Chief Financial Officer. This position is an exempt, full-time position working from our corporate offices in Hanover, PA. This offer of employment, along with all benefits outlined in the content of this letter, are contingent on your passing our pre-employment drug screen and background check.

Salary

In this position your starting salary will be $5,000 per week, which is $260,000 per year. A one-time signing bonus of $125,000 will be provided to you upon your hire with Utz. In addition to your base salary, you will be eligible to receive an annual bonus that will be structured with an opportunity to receive 20% of annual salary. Additional information will be provided upon your acceptance of the position. Also, a Long Term Incentive Program is in place that you will become eligible for and this program will be discussed in greater detail once you come on board.

As Senior Vice President of Finance, Utz will also furnish you with the following amenities:

•	Company Provided Computer:

➢	Backed by live technical support and custom services to uphold your business needs.

•	Company Provided Cell phone:

➢	Comprehensive of all expenditures and coverage.

•	Company Travel Expenditures:

➢	Reimbursement of gross expenses pertaining to business travel such as, accommodations, travel fares, meals and entertainment.

Vacation

You will be authorized 4 weeks of vacation in 2017 and will continue with 4 weeks of vacation for 2018 and beyond while following the Utz vacation schedule. Unique to Utz Quality Foods, our vacation benefits are normally compensated in advance in one lump sum disbursement (mid-March) separate from your normal weekly pay. Attractively, should vacation allocation not be used in full, weekly compensation will remain consistent. Seven paid holidays are also provided each year, one of which is a personal day. Contrary to the vacation compensation, holidays and personal days are compensated on the day of occurrence.

900 High Street ● Hanover, PA 17331 ● (717) 637-6644

Health and Wellness Benefits

You will have the option of choosing from three medical plans for health insurance coverage that take effect 31 days after your initial date of hire. These plans provide varying levels of benefits, proactively allowing all Associates an opportunity for coverage that is tailored to their needs. You may also waive health insurance coverage.

The contribution paid by you under our Flexible Benefits Plan (pretax dollars) varies based on the options that you decide best fits your needs. Highlights of our wellness package include a wellness credit for non-tobacco users, prescription coverage plan, vision, dental coverage, free access to the Company’s fitness center and an on-site medical clinic.

Other benefits, that are effective 31 days after your initial date of hire include the Company furnished life insurance and the accidental death insurance at $30,000 each. You may purchase additional life insurance for yourself and your dependents at very attractive group rates with the premium payments made by payroll deduction.

As a Senior Vice President, you are authorized up to 13 weeks or 65 paid sick days per year. Long-term disability (LTD) insurance is available as well. Premiums for LTD are based on your salary and will be deducted from your payroll check after taxes are withheld. You will be furnished short-term disability at no cost to you.

401(k) and Profit Sharing

After 30 days, you will be automatically enrolled in the 401(k) plan; however, you may make a qualified roll-in to the 401(k) as soon as you are an employee if you choose to do so. With the 401(k) you may defer up to 50% of your salary in whole percentage increments; however, the 2017 basic maximum 401K contribution amount per year is set at $18,000 and catch up contributions (for those 50 years of age and older) allow a maximum of an additional $6,000. The Company match is 20% up to 6% of wages. The 401(k) has no vesting.

The Profit Sharing contribution is a discretionary contribution and the percentage is determined by the Board of Directors on a yearly basis.  The Profit Sharing has historically been about 4.0% of your Gross Wages and is added to the Plan the middle of March following your eligibility. You must have worked at least 1,000 hours in the Plan year, been employed for at least 6 months, and be employed on the last day of the Plan year to be eligible for the contribution.  The Profit Sharing has a 6-year graded vesting schedule.  All 401(k) and Profit Sharing money has daily valuation and self-directed investing with Fidelity. Currently there are 25 investment options in which to choose from.

Ajay, I am excited to extend to you this job offer and look forward to your positive response indicating your desire be become part of the Utz Quality Foods’ Team. Once your positive response is confirmed, you will receive additional information as to the next steps in completing the pre-employment drug screen and background check. Should you have questions at any time during this process, please feel free to contact to Kelly Sheridan, Sr. HR Business Partner, at                or by phone at                .

Sincerely,

/s/ George A. Neiderer

George A. Neiderer, SPHR, SHRM-SCP

Senior Vice President Human Resources

900 High Street ● Hanover, PA 17331 ● (717) 637-6644

June 27, 2017

Mr. Ajay Kataria

Position: Senior Vice President of Finance

Accepted and Agreed:

Ajay Kataria		June 29, 2017
Ajay Kataria	(Print)	Date

/s/ Ajay Kataria
Ajay Kataria	(Signature)

Respectfully Declined the Opportunity:

Ajay Kataria	(Print)	Date

Ajay Kataria	(Signature)

Note: Please return signed agreement and release form through one of the following methods.

•	Scan and Email to Kelly Sheridan at [e-mail]

•	Fax to [fax] Attention: Kelly Sheridan

•	Mail to Utz Quality Foods, 900 High Street, Hanover, PA 17331, Attention: Kelly Sheridan

900 High Street ● Hanover, PA 17331 ● (717) 637-6644